Exhibit 99.4

Altria Summit LLC 6601 West Broad Street Richmond, Virginia 23230

December 16, 2022

Cronos Group Inc.

720 King Street West

Suite 320

Toronto, ON M5V 2T3

Attention: General Counsel

Telephone: (416) 504-0004

Email: legal@thecronosgroup.com

Re:	Abandonment of Warrant Issued by Cronos Group Inc.

Dear Ladies and Gentlemen:

Altria Summit LLC, the holder of a warrant to purchase 84,076,946 common shares of Cronos Group Inc. (the “Warrant”), hereby irrevocably abandons, relinquishes, and surrenders all of its rights, title, and interest (contingent or otherwise) in the Warrant (whether, past, current, or future, and whether inuring to the holder of the Warrant certificate, granted pursuant to the Subscription Agreement entered into by and among Cronos Group Inc., Altria Summit LLC, and Altria Group, Inc. dated as of December 7, 2018, or otherwise) for zero consideration. The Warrant certificate is enclosed herewith.

Such abandonment, relinquishment and surrender is irrevocable and constitutes a complete abandonment with respect to any and all of its ownership interests in the Warrant.

Altria Summit LLC hereby requests that Cronos Group Inc. (i) remove, or cause to be removed, Altria Summit LLC’s name and other references to ownership of the Warrant from the appropriate register, stock ledger, or other record-keeping medium of Cronos Group Inc., any trustee or any other person or entity, to demonstrate Altria Summit LLC’s abandonment, relinquishment, and surrender of the Warrant, (ii) notify all appropriate parties (including governmental bodies) and make any necessary filings with all appropriate governmental bodies regarding Altria Summit LLC’s abandonment, relinquishment, and surrender of the Warrant, and (iii) do and cause to be done such acts that may be reasonably necessary or advisable to carry out the intent of Altria Summit LLC as provided herein.

Altria Summit LLC also requests that you notify us of any service charge, tax, fee or any other amount that is legally and contractually required to be paid as a result of this abandonment, relinquishment, and surrender of the Warrant, so that we may pay the required amount.

Sincerely,

Michael E. Manson

Altria Summit LLC 6601 West Broad Street Richmond, Virginia 23230

Enclosure

cc:	Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: George J. Sampas

Telephone: (212) 558-4000

Email: sampasg@sullcrom.com

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 4000

Toronto, Ontario M5L 1A9

Attention: Tim Andison and Geoff S. Belsher

Telephone: (416) 863-2400

Email: tim.andison@blakes.com

geoff.belser@blakes.com

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